News Release

Ryder Reports Fourth Quarter 2021 Results and Provides 2022 Outlook

Fourth Quarter 2021
•GAAP EPS from continuing operations of $3.36 versus $0.48 in prior year, reflecting significantly improved results in Fleet Management Solutions (FMS)
•Comparable EPS (non-GAAP) from continuing operations of $3.52 versus $0.83 in prior year
•Total revenue of $2.6 billion and operating revenue (non-GAAP) of $2.1 billion up 17% and 14%, respectively, reflecting revenue growth in all business segments
•Record adjusted return on equity (ROE) of 20.9% reflecting strong FMS results
•Full-year 2021 net cash provided by operating activities from continuing operations of $2.2 billion and free cash flow (non-GAAP) of $1.1 billion

2022 Outlook
•GAAP EPS forecast of $10.40 - $11.40, up 7% - 18% from 2021; comparable EPS (non-GAAP) forecast of $11.00 - $12.00, up 15% - 25% from 2021
•ROE forecast of 20% - 22%; ROE target over the cycle increased from 15% to high teens range
•Net cash provided by operating activities from continuing operations forecast of $2.3 billion; free cash flow (non-GAAP) forecast of $200 million - $300 million
•Total revenue and operating revenue (non-GAAP) expected to increase by approximately 10%
•Strong balance sheet provides flexibility for potential acquisitions and share repurchases; intend to enter into a $300 million accelerated share repurchase program

MIAMI, February 16, 2022 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, reported results for the three months ended December 31 as follows:

(In millions, except EPS)	Earnings Before Taxes		Earnings		Diluted Earnings Per Share
	2021	2020	2021	2020	2021	2020
Continuing operations (GAAP)	$235.6	23.3	$181.8	25.8	$3.36	0.48
Comparable (non-GAAP)	$245.6	48.3	$190.2	43.9	$3.52	0.83

Total and operating revenue for the three months ended December 31 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2021	2020	Change	2021	2020	Change
Total	$2,600	2,213	17%	$2,105	1,839	14%
Fleet Management Solutions (FMS)	$1,499	1,335	12%	$1,300	1,193	9%
Supply Chain Solutions (SCS)	$870	711	22%	$614	506	21%
Dedicated Transportation Solutions (DTS)	$402	301	33%	$291	231	26%

CEO Comment

Commenting on the company's results and outlook, Ryder Chairman and CEO Robert Sanchez says, "I am very pleased with record fourth-quarter and full-year comparable earnings driven by strong FMS results. For the full year, we generated record ROE of 21%, reflecting strong demand and pricing in used vehicle sales and rental, as well as benefits from our multi-year lease pricing and maintenance cost-savings initiatives. We also generated operating cash flow of $2.2 billion and free cash flow of $1.1 billion, our second consecutive year of very strong free cash flow.

"We made significant progress on our strategy to create long-term shareholder value by improving returns in fleet management and accelerating growth in supply chain and dedicated. Tight truck capacity fueled an exceptionally strong rental and used vehicle sales market. We have repriced approximately 40% of the lease fleet at higher return spreads and lower residual value assumptions; raising and de-risking portfolio returns. We expect incremental benefits in the coming years as we re-price the remaining leases upon renewal. We have now delivered $90 million of the $100 million multi-year annual maintenance cost savings initiative we established in 2019 and expect to surpass that goal in 2022.

"In supply chain and dedicated, we achieved record new contract wins that are expected to generate profitable growth in 2022 and beyond. We also recently completed two acquisitions that provide us enhanced capabilities in the fast-growing e-commerce and omnichannel fulfillment segment, as well as in multi-client warehousing. Although earnings in these segments were negatively impacted by labor shortages and wage increases as well as automotive supply chain disruptions, we are making progress with our customers to implement related price adjustments.

"We expect a strong used vehicle sales and rental environment to continue in 2022, slowly moderating in the second half of the year. We plan to continue to benefit from our lease pricing initiative. We also expect our supply chain and dedicated businesses to achieve their high single-digit earnings targets in the second half of the year. This reflects the benefits of growth from new contract signings and pricing adjustments addressing labor and supply chain disruptions.

"Our capital allocation strategy and improved returns have strengthened our balance sheet. Based on our outlook, and consistent with our capital allocation strategy, we intend to enter into a $300 million accelerated share repurchase program. After completing this program, we still expect to have capacity for acquisitions and the existing share repurchase programs.

"Lastly, based on the results from our return improvement actions to-date, as well as planned initiatives and our outlook, we have raised our ROE target over the cycle from 15% to a high-teens range, driven by an improved long-term outlook for FMS returns."

Outlook

Full Year 2022
Total Revenue Growth	~10%
Operating Revenue Growth (non-GAAP)	~10%
FY22 GAAP EPS	$10.40 - $11.40
FY22 Comparable EPS (non-GAAP)	$11.00 - $12.00
Tax Rate	high 20's

ROE (1)	20% - 22%
Net Cash from Operating Activities from Continuing Operations	~$2.3B
Free Cash Flow (non-GAAP)	$200M - $300M
Capital Expenditures	$2.7B - $2.8B
Debt-to-Equity	~220%

First Quarter 2022
1Q22 GAAP EPS	$1.97 - $2.12
1Q22 Comparable EPS (non-GAAP)	$2.20 - $2.35

(1) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to ROE is provided in the Appendix - Non-GAAP Financial Measures at the end of this release.

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions: Higher Earnings Reflect Strong Used Vehicle Sales, Rental, and Lease Results

(In millions)	4Q21	4Q20	Change
Total Revenue	$1,499	1,335	12%
Operating Revenue (1)	$1,300	1,193	9%

Earnings Before Tax (EBT)	$255	60	323%
FMS EBT as a % of FMS total revenue	17.0%	4.5%	1,250 bps
FMS EBT as a % of FMS operating revenue (1)	19.6%	5.0%	1,460 bps

Full-year EBT as % of total and operating revenue	FY 21	FY 20	Change
FMS EBT as a % of FMS total revenue	11.7%	(2.7)%	NM
FMS EBT as a % of FMS operating revenue (1)	13.4%	(3.1)%	NM

(1) Non-GAAP financial measure excluding fuel and lease liability insurance revenue. NM - Not Meaningful

FMS total and operating revenue increased primarily due to higher rental revenue driven by strong demand and higher pricing. Total revenue also increased from higher fuel pricing.

FMS EBT increased by $195 million from improved used vehicle sales, rental, and lease performance, reflecting benefits from tight truck capacity and initiatives to improve returns. Higher gains on used vehicles sold and a declining impact of depreciation expense from prior vehicle residual value estimate changes contributed $123 million in higher year-over-year earnings. Used vehicle pricing approximately doubled from the prior year and ending inventory levels declined to 2,500 vehicles, which is significantly below the company's long-term target range of 7,000 - 9,000 vehicles. Rental results benefited from record utilization and a 10% increase in power fleet pricing. Rental power fleet utilization increased to 85% (up from 79% in the prior year) on a 16% larger average power fleet. Lease results benefited from higher pricing with revenue per average active vehicle up 4%, partially offset by a 2% smaller average active lease fleet, reflecting OEM vehicle delivery delays. FMS EBT as a percentage of FMS operating revenue is above the company's long-term target of high single-digits for the fourth quarter and full year 2021.

Supply Chain Solutions: Earnings from Revenue Growth More Than Offset by Lower Automotive Results, Strategic Investments, and Medical Costs

(In millions)	4Q21	4Q20	Change
Total Revenue	$870	711	22%
Operating Revenue (1)	$614	506	21%

Earnings Before Tax (EBT)	$21	34	(38)%
EBT as a % of total revenue	2.4%	4.8%	(240) bps
EBT as a % of operating revenue (1)	3.5%	6.8%	(330) bps

Full-year EBT as % of total and operating revenue	FY 21	FY 20	Change
EBT as a % of total revenue	3.7%	6.3%	(260) bps
EBT as a % of operating revenue (1)	5.3%	8.6%	(330) bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

SCS total revenue increased due to strong revenue growth in all industry verticals. SCS operating revenue increased primarily due to new business, increased volumes, and the Midwest Warehouse & Distribution System acquisition; however, it was partially offset by the impact from supply chain disruptions in the automotive vertical.

SCS EBT declined primarily due to lower earnings in the automotive vertical as a result of supply chain disruptions and labor challenges. Earnings from increased pricing and new business were offset by strategic investments and medical costs. SCS EBT as a percentage of SCS operating revenue is below the company's long-term target of high single-digits for the fourth quarter and full year 2021.

Dedicated Transportation Solutions: Earnings from Revenue Growth More Than Offset by Higher Labor and Insurance Costs

(In millions)	4Q21	4Q20	Change
Total Revenue	$402	301	33%
Operating Revenue (1)	$291	231	26%

Earnings Before Tax (EBT)	$12	15	(24)%
EBT as a % of total revenue	2.9%	5.1%	(220) bps
EBT as a % of operating revenue (1)	4.0%	6.6%	(260) bps

Full-year EBT as % of total and operating revenue	FY 21	FY 20	Change
EBT as a % of total revenue	3.4%	6.0%	(260) bps
EBT as a % of operating revenue (1)	4.7%	7.9%	(320) bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

DTS total and operating revenue increased due to new business, higher volumes, and increased pricing. Revenue growth from new business was driven by wins from competitors and private fleet conversions.

DTS EBT decreased primarily due to increased labor and insurance costs, partially offset by earnings from increased pricing and new business. DTS EBT as a percentage of DTS operating revenue is below the company's long-term target of high single-digits for the fourth quarter and full year 2021.

Corporate Financial Information

Unallocated Central Support Services (CSS)
Unallocated CSS costs were $15 million as compared to $49 million in the prior year, primarily reflecting a one-time expense of $28 million in the prior year for a bonus paid to frontline workers.

Income Taxes
Our effective income tax rate from continuing operations was 22.8% as compared to a benefit of 10.6% in the prior year. The prior-year tax rate was impacted by a reduction in earnings due to depreciation charges.

Capital Expenditures, Cash Flow, and Leverage
Full-year capital expenditures increased to $2.0 billion in 2021 compared to $1.1 billion in 2020 due to higher planned investments in the rental and lease fleets, partially offset by approximately $400 million due to OEM vehicle delivery delays.

Full-year net cash provided by operating activities from continuing operations remained at $2.2 billion, reflecting higher earnings, offset by higher working capital needs. Free cash flow (a non-GAAP measure) was $1.1 billion, down from $1.6 billion in 2020 due to an increase in capital expenditures, partially offset by higher proceeds from the sale of revenue-earning equipment.

Debt-to-equity as of December 31, 2021 declined to 235% from 293% at year-end 2020 and is below the company's long-term target of 250% - 300%. The decrease in debt-to-equity from year-end 2020 reflects increased earnings.

Fleet Management Solutions UK Business Update

As part of our strategy to improve returns in FMS, we intend to exit the lower return UK business over the next 12 to 18 months, subject to consultation obligations under UK law.

Supplemental Company Information

Fourth Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2021	2020	2021	2020
Earnings from continuing operations	$181.8	25.8	$3.36	0.48
Discontinued operations	(0.7)	(0.1)	(0.01)	—
Net earnings	$181.1	25.6	$3.35	0.48

Full Year Operating Results

(In millions, except EPS)	Twelve months ended December 31,
	2021	2020	Change
Total revenue	$9,663.0	8,420.1	15%
Operating revenue (non-GAAP)	$7,828.4	7,024.0	11%

Earnings (loss) from continuing operations	$521.6	(112.0)	NM
Comparable earnings (loss) from continuing operations (non-GAAP)	$515.0	(13.8)	NM
Net earnings (loss)	$519.0	(122.3)	NM

Earnings (loss) per common share (EPS) - Diluted
Continuing operations	$9.70	(2.15)	NM
Comparable (non-GAAP)	$9.58	(0.27)	NM
Net earnings (loss)	$9.66	(2.34)	NM

Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

###

Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, expectations regarding market trends and economic environment; impact of COVID-19 effects, including supply chain and labor shortage challenges, on market conditions, e-commerce trends, freight environment, earnings, depreciation, commercial rental demand and utilization, and used vehicle sales volume and pricing; expected benefits from our strategic investments and initiatives, including our recent supply chain acquisitions; expected benefits of lease pricing initiatives; our intent to execute an accelerated share repurchase program and any expected benefits in relation thereto; our intent to exit from the UK market, including expectations with respect to timing and expected benefits; our ability to execute our strategy of focusing our capital on higher returning businesses; our asset management strategy; performance, including sales and revenue growth, in our product lines and segments; residual values and depreciation expense; used vehicle inventory; earnings; free cash flow; operating cash flow; capital expenditures; fleet growth; and expected benefits from new contracts and pricing initiatives in our supply chain and dedicated business divisions. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near- and long-term used vehicle market. A variety of factors, many of which are outside of our control, could cause residual value estimates to differ from actual used vehicle sales pricing, such as changes in supply and demand of used vehicles; volatility in market conditions; changes in vehicle technology; competitor pricing; regulatory requirements; driver shortages; customer requirements and preferences; and changes in underlying assumption factors.

All of our forward-looking statements should be evaluated by considering the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, the effect of the COVID-19 pandemic; our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, declining market demand for or excess supply of used vehicles impacting current or estimated pricing and our anticipated proportion of retail versus wholesale sales; declining customer demand for our services; higher than expected maintenance costs; lower than expected benefits from our cost-savings initiatives; lower than expected benefits from our sales, marketing and new product initiatives; higher than expected costs related to our ERP implementation; setbacks in the economic market or in our ability to retain profitable customer accounts; impact of changing laws and regulations; difficulty in obtaining adequate profit margins for our services; inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences; competition from other service providers and new entrants; driver and technician shortages resulting in higher procurement costs and turnover rates; impact of worldwide semiconductor shortage, higher than expected bad debt reserves or write-offs; decrease in credit ratings; increased debt costs; adequacy of accounting estimates; higher than expected reserves and accruals particularly with respect to pension, taxes, insurance and revenue; impact of changes in our residual value estimates and accounting policies, including our depreciation policy; unanticipated changes in fuel prices; unanticipated currency exchange rate fluctuations; our ability to manage our cost structure; and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for February 16, 2022 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:    888-203-1112
USA Toll Number:    719-457-0820
Replay Passcode:        1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

Contacts:    Media:                        Investor Relations:
        Amy Federman                    Bob Brunn
        (305) 500-4989                    (305) 500-4053

Financial = ryder-financial
USA = ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2021 and 2020
(In millions, except per share amounts)

	Three Months		Twelve Months
	2021	2020	2021	2020

Lease & related maintenance and rental revenues	$1,053.4	973.9	$3,994.5	3,704.0
Services revenue	1,419.0	1,143.0	5,181.4	4,318.0
Fuel services revenue	127.7	96.1	487.1	398.1
Total revenues	2,600.0	2,212.9	9,663.0	8,420.1

Cost of lease & related maintenance and rental	732.2	756.8	2,896.4	3,108.8
Cost of services	1,242.4	972.8	4,497.5	3,653.1
Cost of fuel services	126.9	91.4	467.5	382.7
Other operating expenses	32.3	30.0	132.1	123.4
Selling, general and administrative expenses	287.9	277.7	1,054.5	921.6
Non-operating pension costs, net	—	1.8	(0.6)	11.2
Used vehicle sales, net	(107.6)	(17.7)	(257.4)	(0.4)
Interest expense	51.3	68.9	213.9	261.3
Miscellaneous (income) loss, net	(10.8)	(10.0)	(66.0)	(21.9)
Restructuring and other items, net	9.9	18.0	32.4	110.6
	2,364.5	2,189.6	8,970.3	8,550.5

Earnings (loss) from continuing operations before income taxes	235.6	23.3	692.6	(130.4)
Provision for (benefit from) income taxes	53.8	(2.5)	171.0	(18.4)
Earnings (loss) from continuing operations	181.8	25.8	521.6	(112.0)
Loss from discontinued operations, net of tax	(0.7)	(0.1)	(2.6)	(10.3)
Net earnings (loss)	$181.1	25.6	$519.0	(122.3)

Earnings (loss) per common share — Diluted
Continuing operations	$3.36	0.48	$9.70	(2.15)
Discontinued operations	(0.01)	—	(0.05)	(0.21)
Net earnings (loss)	$3.35	0.48	$9.66	(2.34)

Weighted average common shares outstanding — Diluted	54.0	53.0	53.5	52.4

EPS from continuing operations	$3.36	0.48	$9.70	(2.15)
Non-operating pension costs, net	(0.01)	0.01	(0.06)	0.10
Restructuring and other, net	0.16	0.14	0.34	0.84
ERP implementation costs	—	0.10	0.18	0.49
Gains on sale of properties	0.01	(0.02)	(0.59)	(0.10)
Early redemption of medium-term notes	—	0.13	—	0.13
Tax adjustments, net	—	(0.01)	0.01	0.42
Comparable EPS from continuing operations (1)	$3.52	0.83	$9.58	(0.27)

Note:
(1) Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	December 31, 2021	December 31, 2020

Assets:
Cash and cash equivalents	$234.0	151.3
Other current assets	2,226.7	1,444.2
Revenue earning equipment, net	8,323.0	8,777.0
Operating property and equipment, net	985.0	927.1
Other assets	2,065.7	1,632.4
	$13,834.3	12,932.0

Liabilities and shareholders' equity:
Current liabilities	$1,867.5	1,536.6
Total debt (including current portion)	6,579.7	6,610.2
Other non-current liabilities (including deferred income taxes)	2,589.2	2,529.6
Shareholders' equity	2,797.9	2,255.6
	$13,834.3	12,932.0

SELECTED KEY RATIOS AND METRICS

	December 31, 2021	December 31, 2020

Debt to equity	235%	293%

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Comparable EBITDA (1)	$629.3	567.5	$2,432.5	2,258.3
Effective interest rate (average cost of debt)	3.3%	3.9%	3.2%	3.6%

	Twelve months ended December 31,
	2021	2020

Net cash provided by operating activities from continuing operations	$2,175.3	2,181.3
Free cash flow (1)	1,056.3	1,587.0
Capital expenditures paid	1,941.4	1,146.5
Gross capital expenditures	2,011.7	1,070.0

	Twelve months ended December 31,
	2021	2020

ROE (2)	20.9%	(1.3)%

Notes:
(1) Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
(2) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2021 and 2020
(In millions)

	Three Months			Twelve Months
	2021	2020	B(W)	2021	2020	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$820.4	813.4	1%	$3,219.9	3,159.9	2%
Commercial rental	323.1	239.2	35%	1,113.7	834.2	34%
SelectCare and other	156.6	140.6	11%	606.9	583.4	4%
Fuel services revenue	198.7	139.6	42%	737.6	569.1	30%
ChoiceLease liability insurance revenue	—	2.1	NM	0.8	23.8	(97)%
Total Fleet Management Solutions	1,498.9	1,334.8	12%	5,678.9	5,170.5	10%
Supply Chain Solutions	870.1	711.2	22%	3,154.8	2,544.4	24%
Dedicated Transportation Solutions	401.6	300.9	33%	1,457.2	1,229.4	19%
Eliminations	(170.6)	(134.0)	(27)%	(628.0)	(524.2)	(20)%
Total revenue	$2,600.0	2,212.9	17%	$9,663.0	8,420.1	15%

Operating Revenue: (1)
Fleet Management Solutions	$1,300.2	1,193.2	9%	$4,940.5	4,577.6	8%
Supply Chain Solutions	614.1	505.7	21%	2,210.5	1,870.4	18%
Dedicated Transportation Solutions	290.7	231.0	26%	1,054.9	929.2	14%
Eliminations	(99.5)	(90.5)	(10)%	(377.5)	(353.2)	(7)%
Operating revenue	$2,105.4	1,839.4	14%	$7,828.4	7,024.0	11%

Business Segment Earnings:
Earnings (loss) from continuing operations before income taxes:
Fleet Management Solutions	$254.8	60.2	323%	$663.1	(142.0)	NM
Supply Chain Solutions	21.2	34.2	(38)%	117.4	159.9	(27)%
Dedicated Transportation Solutions	11.6	15.3	(24)%	49.1	73.4	(33)%
Eliminations	(26.7)	(12.1)	NM	(79.3)	(42.8)	(85)%
	260.9	97.6	167%	750.2	48.6	1,443%
Unallocated Central Support Services	(15.3)	(49.3)	69%	(68.6)	(77.4)	11%
Non-operating pension costs, net	—	(1.8)	NM	0.6	(11.2)	NM
Other items impacting comparability, net	(10.1)	(23.2)	57%	10.4	(90.4)	NM
Earnings (loss) from continuing operations before income taxes	235.6	23.3	912%	692.6	(130.4)	NM
Provision for (benefit from) income taxes	53.8	(2.5)	NM	171.0	(18.4)	NM
Earnings (loss) from continuing operations	$181.8	25.8	606%	$521.6	(112.0)	NM

Notes:
(1) Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
NM - Not Meaningful

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2021 and 2020
(In millions)

	Three Months			Twelve Months
	2021	2020	B(W)	2021	2020	B(W)
Fleet Management Solutions

FMS total revenue	$1,498.9	1,334.8	12%	$5,678.9	5,170.5	10%
Fuel (1)	(198.7)	(139.6)	42%	(737.6)	(569.1)	30%
ChoiceLease liability insurance revenue	—	(2.1)	NM	(0.8)	(23.8)	(97)%
FMS operating revenue (2)	$1,300.2	1,193.2	9%	$4,940.5	4,577.6	8%

Segment earnings (loss) before income taxes	$254.8	60.2	323%	$663.1	(142.0)	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	17.0%	4.5%		11.7%	(2.7)%

FMS earnings (loss) before income taxes as % of FMS operating revenue (2)	19.6%	5.0%		13.4%	(3.1)%

	Three Months			Twelve Months
	2021	2020	B(W)	2021	2020	B(W)
Supply Chain Solutions

SCS total revenue	$870.1	711.2	22%	$3,154.8	2,544.4	24%
Subcontracted transportation and fuel	(256.0)	(205.5)	25%	(944.3)	(674.1)	40%
SCS operating revenue (2)	$614.1	505.7	21%	$2,210.5	1,870.4	18%

Segment earnings before income taxes	$21.2	34.2	(38)%	$117.4	159.9	(27)%

SCS earnings before income taxes as % of SCS total revenue	2.4%	4.8%		3.7%	6.3%

SCS earnings before income taxes as % of SCS operating revenue (2)	3.5%	6.8%		5.3%	8.6%

	Three Months			Twelve Months
	2021	2020	B(W)	2021	2020	B(W)
Dedicated Transportation Solutions

DTS total revenue	$401.6	300.9	33%	$1,457.2	1,229.4	19%
Subcontracted transportation and fuel	(110.9)	(69.9)	59%	(402.3)	(300.1)	34%
DTS operating revenue (2)	$290.7	231.0	26%	$1,054.9	929.2	14%

Segment earnings before income taxes	$11.6	15.3	(24)%	$49.1	73.4	(33)%

DTS earnings before income taxes as % of DTS total revenue	2.9%	5.1%		3.4%	6.0%

DTS earnings before income taxes as % of DTS operating revenue (2)	4.0%	6.6%		4.7%	7.9%

Notes:
(1) Includes intercompany fuel sales from FMS to SCS and DTS.
(2) Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
NM - Not Meaningful

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2021/2020
	2021	2020	2021	2020		Three Months		Twelve Months

ChoiceLease
Average fleet count	144,500	150,400	146,300	154,800		(4)%		(5)%
End of period fleet count	143,900	149,600	143,900	149,600		(4)%		(4)%

Average active ChoiceLease vehicles (1)	139,900	143,100	140,900	145,500		(2)%		(3)%
Revenue per average active ChoiceLease vehicle	$5,900	$5,700	$22,900	$21,700		4%		6%

Commercial rental
Average fleet count	40,400	35,100	37,900	37,500		15%		1%
End of period fleet count	40,700	35,000	40,700	35,000		16%		16%
Rental utilization - power units (2)	85.2%	79.1%	80.4%	67.4%	610	bps	1,300	bps
Rental rate change - % (3)	10%	6%	11%	4%

Customer vehicles under
SelectCare contracts
Average fleet count	54,200	52,700	53,000	54,900		3%		(3)%
End of period fleet count	54,500	50,300	54,500	50,300		8%		8%

Customer vehicles under
SCS
End of period fleet count (4)	10,700	9,400	10,700	9,400		14%		14%

DTS
End of period fleet count (4)	11,300	9,200	11,300	9,200		23%		23%

Used vehicle sales (UVS)
End of period fleet count	2,500	7,700	2,500	7,700		(68)%		(68)%
Used vehicles sold	5,400	7,000	22,900	27,600		(23)%		(17)%
UVS pricing change (5)
Tractors	111%	15%	78%	(14)%
Trucks	99%	22%	70%	3%
Notes:
(1) Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(2) Rental utilization is calculated using the number of days units are rented divided by the number of days units available to rent based on the days in a calendar year (excluding trailers).
(3) Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(4) These vehicle counts are also included within the fleet counts for ChoiceLease, Commercial rental and SelectCare.
(5) Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
Operating Revenue Growth	Total Revenue Growth	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax	Earnings (Loss) Before Income Tax	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Net Earnings (Loss)	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue

FMS Operating Revenue

SCS Operating Revenue

DTS Operating Revenue

Operating Revenue Growth

FMS EBT as a % of FMS Operating Revenue

SCS EBT as a % of SCS Operating Revenue

DTS EBT as a % of DTS Operating Revenue

Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on current market fuel costs.

Subcontracted transportation: We exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program was completed in the first quarter of 2021. We are excluding the revenues associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings (Loss) before Income Taxes (EBT) Comparable Earnings (Loss) Comparable Earnings (Loss) per Diluted Common Share (EPS) Adjusted Return on Equity (ROE)
Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs, net and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.

Non-operating pension costs, net: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as any significant charges for settlements or curtailments if recognized. We exclude non-operating pension costs, net because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Comparable EBITDA is defined as net earnings (loss), first adjusted to exclude discontinued operations and the following items, all from continuing operations: (1) non-operating pension costs, net and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods as described immediately above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) used vehicle sales results and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to net earnings (loss), earnings (loss) from continuing operations before income taxes or earnings (loss) from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow is defined as the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment and operating property and equipment, and (3) other cash inflows from investing activities, less (4) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Total revenue	$2,600.0	2,212.9	$9,663.0	8,420.1
Subcontracted transportation and fuel	(494.6)	(371.5)	(1,833.7)	(1,372.2)
ChoiceLease liability insurance revenue	—	(2.1)	(0.8)	(23.8)
Operating revenue (1)	$2,105.4	1,839.4	$7,828.4	7,024.0

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Twelve months ended December 31,
	2021	2020

Net cash provided by operating activities from continuing operations	$2,175.3	2,181.3
Proceeds from sales (primarily revenue earning equipment) (2)	821.8	552.2
Other (2)	0.7	—
Total cash generated (1)	2,997.8	2,733.5
Purchases of property and revenue earning equipment (2)	(1,941.4)	(1,146.5)
Free cash flow (1)	$1,056.3	1,587.0

Notes:
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION

	Twelve months ended December 31,
	2021	2020

Net earnings (loss)	$519.0	(122.3)
Other items impacting comparability (5)	(10.4)	90.4
Income taxes (1)	171.0	(18.3)
Adjusted earnings (loss) before income taxes	679.6	(50.2)
Adjusted income taxes (2)	(164.2)	20.9
Adjusted net earnings (loss) (3) [A]	$515.4	(29.3)

Average shareholders' equity	$2,453.0	2,256.8
Average adjustments to shareholders' equity (4)	14.4	59.7
Adjusted average shareholders' equity (3) [B]	$2,467.4	2,316.5

Adjusted Return on Equity (3) [A]/[B]	20.9%	(1.3)%

Notes:
(1) Includes income taxes on discontinued operations.
(2) Represents the provision for income taxes plus income taxes on other items impacting comparability.
(3) Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
(4) Represents the impact of other items impacting comparability, net of tax, to equity for the respective periods.
(5) Other items impacting comparability includes the following:

	Twelve months ended December 31,
	2021	2020
Restructuring and other, net	$18.9	52.5
ERP implementation costs	12.7	34.3
Gains on sale of properties	(42.0)	(5.4)
Early redemption of medium-term notes	—	9.0
Other items impacting comparability	$(10.4)	90.4

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Net earnings (loss)	$181.1	25.6	$519.0	(122.3)
Loss from discontinued operations, net of tax	0.7	0.1	2.6	10.3
Provision for (benefit from) income taxes	53.8	(2.5)	171.0	(18.4)
Earnings (loss) before income taxes from continuing operations	235.6	23.3	692.6	(130.4)
Non-operating pension costs, net	—	1.8	(0.6)	11.2
Restructuring and other, net	9.9	10.8	19.7	76.4
ERP implementation costs	—	7.1	12.7	34.3
Gains on sale of properties	0.1	(1.7)	(42.0)	(5.4)
Early redemption of medium-term notes	—	9.0	—	9.0
ChoiceLease liability insurance revenue	—	(2.1)	(0.8)	(23.8)
Comparable earnings (loss) before income taxes (1)	245.6	48.3	681.6	(28.8)
Interest expense	51.3	59.9	213.9	252.3
Depreciation	437.0	475.1	1,786.2	2,027.4
Used vehicle sales, net	(107.6)	(17.7)	(257.4)	(0.4)
Amortization	3.0	1.9	8.1	7.7
Comparable EBITDA (1)	$629.3	567.5	$2,432.5	2,258.3

Note:
(1) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020

Earnings (loss) from continuing operations	$181.8	25.8	$521.6	(112.0)
Non-operating pension costs, net	(0.3)	0.6	(3.0)	5.3
Restructuring and other, net	8.3	7.4	17.8	43.6
ERP implementation costs	—	5.3	9.4	25.4
Gains on sale of properties	0.6	(1.6)	(31.5)	(5.0)
Early redemption of medium-term notes		6.9	—	6.9
Tax adjustments, net (1)	(0.1)	(0.4)	0.7	22.1
Comparable earnings (loss) from continuing operations (2)	$190.2	43.9	$515.0	(13.8)

Notes:
(1) In 2021, adjustments include expense related to expiring state net operating losses. In the fourth quarter of 2020, adjustments included an expense relating to expiring state net operating losses of $0.4 million. For the twelve months ended December 31, 2020, adjustments include a valuation allowance of $13 million on our U.K. deferred tax assets, expiring state net operating losses of $7 million, and state law changes of $2 million.
(2) Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

OPERATING REVENUE GROWTH FORECAST RECONCILIATION

	Twelve months ended December 31,
	2022	2021	B(W)

Total revenue	$10,600	9,663	10%
Subcontracted transportation and fuel	(2,000)	(1,834)	9%
ChoiceLease liability insurance revenue	—	(1)	(100)%
Operating revenue (1)	$8,600	7,828	10%

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

	First Quarter 2022	Full Year 2022
EPS from continuing operations	$1.97 - $2.12	$10.40 - $11.40
Non-operating pension costs, net	0.03	0.10
Restructuring and other, net	0.20	0.50
Comparable EPS from continuing operations forecast (1)	$2.20 - $2.35	$11.00 - $12.00

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION

2022 Forecast

Net cash provided by operating activities from continuing operations	$2,250
Proceeds from sales (primarily revenue earning equipment) (2)	750
Total cash generated (1)	3,000

Purchases of property and revenue earning equipment (2)	(2,800 - 2,700)
Free cash flow (1)	$200M - $300M

Notes:
(1) Non-GAAP financial measure.
(2) Included in cash flows from investing activities.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY FORECAST RECONCILIATION
2022 Forecast

Net earnings	$550
Other items impacting comparability (1)	(6)
Income taxes (2)	235
Adjusted earnings before income taxes	780
Adjusted income taxes (3)	(205)
Adjusted net earnings for ROE (numerator) (4) [A]	$575

Average shareholders' equity	$2,750
Adjustment to equity (5)	15
Adjusted average total equity (denominator) (4) [B]	$2,765

Adjusted Return On Equity (4) [A]/[B]	21%

Notes:
(1) Forecasted other items impacting comparability includes restructuring and other, net of $6 million.
(2) Includes income taxes on discontinued operations.
(3) Represents the tax provision on adjusted earnings before income taxes.
(4) Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.
(5) Represents the impact to equity of items to arrive at adjusted earnings.

Note: Amounts may not be additive due to rounding.